As filed with the Securities and Exchange Commission on July 14, 2021

Registration Statement File No. 333-225117

Registration Statement File No. 333-218176

Registration Statement File No. 333-204170

Registration Statement File No. 333-181485

Registration Statement File No. 333-181484

Registration Statement File No. 333-159382

Registration Statement File No. 333-141042

Registration Statement File No. 333-134450

Registration Statement File No. 333-118772

Registration Statement File No. 333-87918

Registration Statement File No. 333-46686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-225117)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-218176)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-204170)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-181485)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-181484)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-159382)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-141042)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-134450)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-118772)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-87918)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-46686)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 Technology Blvd., Austin, Texas	78727
(Address of principal executive offices)	(Zip Code)

(512) 219-8020

Registrant’s Telephone Number, Including Area Code

None

(Former name or former address, if changed since last report.)

Luminex Corporation 2018 Equity Incentive Plan

Amended and Restated Luminex Corporation Employee Stock Purchase Plan

Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan

Luminex Corporation Employee Stock Purchase Plan

Luminex Corporation Second Amended and Restated 2006 Equity Incentive Plan

Luminex Corporation Amended and Restated 2006 Equity Incentive Plan

TM BioScience Corporation Share Option Plan

Luminex Corporation 2006 Equity Incentive Plan

Luminex Corporation 2006 Management Stock Purchase Plan

Luminex Corporation Balthrop Non-Qualified Stock Option Agreement

Luminex Corporation 2001 Broad-Based Stock Option Plan

Luminex Corporation 2000 Long-Term Incentive Plan

(Full title of the plan)

Richard W. Rew, II

Luminex Corporation

12212 Technology Boulevard

Austin, Texas 78727

(512) 219-8020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Diasorin S.p.A Via Crescentino snc 13040 Saluggia (VC) - Italy Email: ulisse.spada@diasorin.it Attention: Ulisse Spada, General Counsel	Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Attention: Robert I. Townsend, III Damien R. Zoubek Email: rtownsend@cravath.com dzoubek@cravath.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Luminex Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration Statement File No. 333-225117, filed with the SEC on May 22, 2018, registering 3,500,000 shares of Common Stock issuable under the Luminex Corporation 2018 Equity Incentive Plan;

ii.

Registration Statement File No. 333-218176, filed with the SEC on May 23, 2017 registering 341,744 shares of Common Stock issuable under the Amended and Restated Luminex Corporation Employee Stock Purchase Plan;

iii.

Registration Statement File No. 333-204170, filed with the SEC on May 14, 2015, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 22, 2018, registering 3,500,000 shares of Common Stock issuable under the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan;

iv.	Registration Statement File No. 333-181485, filed with the SEC on May 17, 2012, registering 500,000 shares of Common Stock issuable under the Luminex Corporation Employee Stock Purchase Plan;

v.

Registration Statement File No. 333-181484, filed with the SEC on May 17, 2012, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 22, 2018, registering 4,100,000 shares of Common Stock issuable under the Luminex Corporation Second Amended and Restated 2006 Equity Incentive Plan;

vi.

Registration Statement File No. 333-159382, filed with the SEC on May 21, 2009, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 22, 2018, registering 3,325,000 shares of Common Stock issuable under the Luminex Corporation Amended and Restated 2006 Equity Incentive Plan;

vii.	Registration Statement File No. 333-141042, filed with the SEC on March 2, 2007, registering 234,283 shares of Common Stock issuable under the TM BioScience Corporation Share Option Plan;

viii.

Registration Statement File No. 333-134450, filed with the SEC on May 25, 2006, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 22, 2018, registering 2,500,000 shares of Common Stock issuable under the Luminex Corporation 2006 Equity Incentive Plan and the Luminex Corporation 2006 Management Stock Purchase Plan;

ix.

Registration Statement File No. 333-118772, filed with the SEC on September 2, 2004, registering 500,000 shares of Common Stock issuable under the Luminex Corporation Balthrop Non-Qualified Stock Option Agreement.

x.	Registration Statement File No. 333-87918, filed with the SEC on May 9, 2002 registering 1,463,333 shares of Common Stock issuable under the Luminex Corporation 2001 Broad-Based Stock Option Plan; and

xi.	Registration Statement File No. 333-46686, filed with the SEC on September 27, 2000 registering 2,599,500 shares of Common Stock issuable under the Luminex Corporation 2000 Long-Term Incentive Plan;

On July 14, 2021, the Registrant, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among DiaSorin S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent”), and Diagonal Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned indirect subsidiary of Parent (the “Merger”). These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stillwater, State of Minnesota, on 14th day of July, 2021.

LUMINEX CORPORATION

By:	/s/ Kay Williams
Kay Williams
Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.